Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2004
Third Quarter Results

-- Net Sales Growth of 19.0% and Net Income Growth of 40.4% --

WATERBURY, VT (August 3, 2004) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced fiscal third quarter net sales for the twelve-week period ended July 3, 2004 of $31,347,000, up 19.0%. Total coffee pounds shipped increased 17.2% to 4,075,000 pounds. The difference in growth rates between sales and coffee pounds shipped is primarily due to the increase in sales of coffee and tea K-Cups® as a percentage of sales, which sell at a higher price per pound than other Green Mountain Coffee products.

Net income for the fiscal third quarter increased 40.4% to $1,906,000, or $0.26 per diluted share, compared to $1,358,000, or $0.19 per diluted share for the fiscal third quarter of 2003.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "Green Mountain Coffee delivered strong sales and even stronger earnings growth this quarter, in large part due to the Company's superior infrastructure and the passion of our people, as we execute on our multi-channel cup to pound strategy to build the business."

Stiller continued, "I am particularly excited that we have been able to demonstrate, with our financial results, that sustainability and business success can go hand and hand. We recently have been honored with additional awards and recognition for our efforts in this regard. In June, the Society for Human Resource Management and the Great Place to Work® Institute ranked Green Mountain Coffee Number 9 on their list of the 25 "Best Medium Companies to Work for in America." In July, SustainableBusiness.com placed Green Mountain Coffee on its SB 20 list of The World's Top Sustainable stocks, showcasing companies they believed demonstrated leadership in sustainable practices."

Stiller continued, "TransFair USA recently reported that U.S. Certified Fair Trade coffee imports increased 91% in 2003. This figure reveals the growing consumer appeal of Fair Trade and certified products, which we are consciously tapping into with our brand and product offerings. Our strategic alliance with Ben & Jerry's, to open co-branded, franchised, ice cream and coffee shops around the country that will feature our certified organic and Fair Trade coffees, is another indication of the tremendous potential of our approach to market differentiation and growth."

Stiller concluded, "I also believe the Keurig Single-Cup Brewer, with its superior convenience and quality, is a major growth driver for us. We've benefited from its impact in our office coffee service channel for some time, and now we are leveraging the concept and technology to provide more and more consumers with an outstanding coffee experience in their homes as well, and in other venues including smaller offices. Taken altogether, I am very excited about our performance and about our growth plans for the rest of this fiscal year and beyond. We have the passion and the commitment to work to make a positive difference in the world, while servicing our customers in a superior manner and building stockholder value."

Third Quarter Financial Review

Channel and Other Sales Growth Highlights:

    The Company's year-over-year dollar sales growth in the third quarter was led by the office coffee service (OCS), supermarket and convenience store channels. The OCS channel contributed approximately half of the increase in net sales due to strong K-Cup sales driven by increased penetration of the Keurig® B-100 brewers in small offices and by continued success of teas in K-Cups.
    The supermarket channel grew 16.7% in coffee pounds shipped due primarily to distribution to Publix Supermarkets which began in the first quarter of fiscal 2004.
    In the convenience store channel, coffee pounds shipped increased 13.2%. This increase was due mainly to increased sales relating to inventory replenishment, which varies quarter-to-quarter, to McLane Company, the distributor to Exxon Mobil Corporation convenience stores.
    The consumer direct channel grew 45% in dollar sales and 26.0% in coffee pounds shipped with the majority of growth related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups.
    Fair Trade and Organic coffee pound sales grew by 49% versus Q3 '03.

Margins, Expenses, and Analysis of After-Tax Income:

    Green Mountain Coffee's gross profit margin was 40.4% of sales compared to 42.8% in the year-ago quarter. The decrease was attributable to higher green coffee costs, variations in sales mix, and rising fuel costs.
    Selling, general and administrative expenses decreased to 29.6% of sales from 31.6%. This improvement was the result of leveraging selling and organizational resources on a higher sales base.
    Interest expenses decreased $80,000 due to capitalization of interest expenses associated with the construction of the new distribution center.
    The Company's tax rate in the third quarter of fiscal 2004 decreased to 37.2% from 41.5% in the prior year period due to the favorable impact of recently awarded state tax incentives under the Vermont Economic Advancement Tax Incentive Program.
    The Company's third quarter after-tax income before the recognition of a non-cash loss related to the Company's equity investment in Keurig Incorporated ("Keurig") increased 25.3% to $2,099,000. The Company's net income was $1,906,000 after recognition of a non-cash loss of $193,000 (or $0.03 per share), an increase of 40.4%.

Year-to-Date Results:

    For the forty weeks ended July 3, 2004, the Company experienced an 18.5% increase in net sales to $105,690,000 from $89,222,000 and a 14.5% increase in coffee pounds shipped compared to the same period last year.
    Net income for the forty weeks ended July 3, 2004 was up 19.5% to $5,820,000 after recognition of a non-cash loss of $751,000 from its minority investment in Keurig as compared to $4,870,000 in 2003 including recognition of a non-cash loss of $690,000 from the investment in Keurig.
    Diluted earnings per share increased to $0.79 from $0.67 as compared to the same period last year.

Business Outlook and Other Forward-Looking Information

Fiscal Fourth Quarter:

  The Company expects net sales growth of 12% to 16% and coffee pounds growth of 7% to 10% in its fourth quarter of fiscal 2004.
  The Company anticipates its gross margin will be in the range of 39.0% to 40.0% and that its operating margin will be in the range of 10.5% to 11.5%.
  The Company expects that the recognition of its share of Keurig's loss for the fourth quarter of 2004 will reduce diluted earnings per share by $0.02 to $0.04.
  Based on all of these factors, the Company anticipates its fully diluted earnings per share for the fourth quarter will be in the range of $0.23 to $0.27 per share.

Fiscal Year:

  The Company anticipates for fiscal 2004 as a whole that net sales growth will be in the range of 16% to 18% with coffee pounds growth in the range of 11% to 13%.
  The Company expects that its gross margin will be in the range of 39.0% to 39.7% and that its operating margin will be in the range of 10.0% to 10.6%.
  The Company expects that the recognition of its share of Keurig's loss for fiscal 2004 will reduce diluted earnings per share by $0.12 to $0.14.
  The Company anticipates its fully diluted earnings per share for fiscal 2004 to be in the range of $1.02 to $1.06 per share.

Balance Sheet and Cash Flow:

  The Company forecasts its capital expenditures for fiscal 2004 to be in the range of $17 to $19 million and depreciation expenses to be between $4.5 and $5.0 million.
  The Company is building a new distribution and warehousing facility attached to its existing plant that will incorporate material-handling automation to improve distribution efficiencies. The Company anticipates it will result in lower overall distribution costs relative to sales over the long-term, as well as allow for increased packaging capacity in the current plant. The capital project is underway and is expected to cost approximately $9 million.
  The Company expects its EBITDA in 2004 to be approximately $18 to $19 million.

There will be further discussion of the third quarter financial results and these future expectations on Company's webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry, and has been recognized by Forbes Magazine for the past four years as one of the "200 Best Small Companies in America." The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. In 2004 Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 5th overall on its list of "100 Best Corporate Citizens," and the Society of Human Resource Management rated the Company as one of the "Best Medium Companies To Work For in America."

Green Mountain Coffee Roasters roasts high-quality arabica coffees and offers over 100 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters and distributors of the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Keurig is currently operating at a loss. Further, there is uncertainty around Keurig's marketing expenditures for the launch of the Keurig Single-Cup Brewer for the home and results could vary materially depending on Keurig, Incorporated's success in entering the home brewer market and its ability to secure adequate financing to support this launch. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, August 3, 2004, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 783279, from 1:30 p.m. ET on August 3rd, through midnight on Saturday, August 7, 2004.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended 7/3/04	Twelve weeks ended 7/5/03	Forty weeks ended 7/3/04	Forty weeks ended 7/5/03

Net sales	$ 31,347	$ 26,344	$ 105,690	$ 89,222
Cost of sales	18,680	15,069	63,800	51,128
Gross profit	12,667	11,275	41,890	38,094

Selling and operating expenses	6,975	6,292	23,472	21,559
General and administrative expenses	2,319	2,028	7,405	6,698
Operating income	3,373	2,955	11,013	9,837

Other income	17	34	37	114
Interest expense	(45)	(125)	(190)	(446)
Income before income taxes	3,345	2,864	10,860	9,505

Income tax expense	(1,246)	(1,189)	(4,289)	(3,945)
Income before equity in net earnings of Keurig, Incorporated	2,099	1,675	6,571	5,560
Equity in net earnings of Keurig, Incorporated	(193)	(317)	(751)	(690)
Net income	$ 1,906	$ 1,358	$ 5,820	$ 4,870
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	7,018,956	6,912,388	6,996,818	6,840,287
Net income	$ 0.27	$ 0.20	$ 0.83	$ 0.71

Diluted income per share:
Weighted average shares outstanding	7,402,145	7,310,142	7,408,445	7,231,112
Net income	$ 0.26	$ 0.19	$ 0.79	$ 0.67

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)
	July 3, 2004	September 27, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 1,241	$ 502
Receivables, less allowances of $626 and $439 at July 3, 2004 and September 27, 2003, respectively	15,079	12,708
Inventories	8,530	7,465
Other current assets	1,061	905
Income taxes receivable	271	276
Deferred income taxes, net	655	756
Total current assets	26,837	22,612

Fixed assets, net	33,949	22,313
Investment in Keurig, Incorporated	12,613	13,364
Goodwill	1,446	1,446
Other long-term assets	345	255

	$ 75,190	$ 59,990
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 2,835	$ 3,123
Accounts payable	7,750	6,352
Accrued compensation costs	2,868	2,056
Accrued expenses	2,965	1,823
Total current liabilities	16,418	13,354

Long-term debt	13,866	8,558
Long-term line of credit	-	350
Deferred income taxes	2,968	2,460
Other long-term liabilities	235	120

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,226,518 and 8,156,491 shares at July 3, 2004 and September 27, 2003, respectively	823	816
Additional paid-in capital	22,464	21,669
Retained earnings	26,734	20,914
Accumulated other comprehensive (loss)	(136)	(69)
ESOP unallocated shares, at cost - 31,181 shares	(846)	(846)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	41,703	35,148

	$ 75,190	$ 59,990
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Forty weeks ended
	July 3, 2004	July 5, 2003

Cash flows from operating activities:
Net income	$ 5,820	$ 4,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,520	3,476
Gain on disposal of fixed assets	(27)	(114)
Provision for doubtful accounts	279	307
Change in fair value in interest rate swap	115	157
Change in fair value in futures derivatives	20	6
Change in accumulated other comprehensive income	(67)	(92)
Tax benefit from exercise of non-qualified options	218	477
Equity in net loss of Keurig, Incorporated	751	690
Deferred income taxes	609	711
Deferred compensation and stock compensation	42	42
Changes in assets and liabilities:
Receivables	(2,650)	(1,652)
Inventories	(1,065)	(1,211)
Income tax receivable	5	294
Other current assets	(156)	(523)
Other long-term assets, net	(90)	(59)
Accounts payable	1,398	(1,238)
Accrued compensation costs	812	1,172
Accrued expenses	1,122	610
Net cash provided by operating activities	10,656	7,923

Cash flows from investing activities:
Capital expenditures for fixed assets	(15,440)	(5,057)
Proceeds from disposals of fixed assets	311	574
Net cash used for investing activities	(15,129)	(4,483)

Cash flows from financing activities:
Proceeds from issuance of common stock	542	949
Purchase of treasury shares	-	(286)
Purchase of unallocated ESOP shares	-	(3)
Proceeds from issuance of debt	8,390	90
Net repayment of long-term debt and capital lease obligations	(3,370)	(3,152)
Net change in revolving line of credit	(350)	(1,490)
Net cash provided by (used for) financing activities	5,212	(3,892)

Net increase in cash and cash equivalents	739	(452)
Cash and cash equivalents at beginning of period	502	800
Cash and cash equivalents at end of period	$ 1,241	$ 348
	====	====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)
Channel	Q3 12 wks. ended 7/3/04	Q3 12 wks. ended 7/5/03	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3 40 wks. ended 7/3/04	Q3 40 wks. ended 7/5/03	Q3 YTD Y/Y lb. Increase	Q3 YTD % Y/Y lb. Increase
Supermarkets	1,280	1,097	183	16.7%	4,453	3,665	788	21.5%
Convenience Stores	1,157	1,022	135	13.2%	3,710	3,519	191	5.4%
Office Coffee Service Distributors	960	755	205	27.2%	3,166	2,610	556	21.3%
Food Service	561	511	50	9.8%	1,826	1,703	123	7.2%
Consumer Direct	117	93	24	26.0%	416	351	65	18.4%
Totals	4,075	3,478	597	17.2%	13,571	11,848	1,723	14.5%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousand)
Region	Q3 12 wks. ended 7/3/04	Q3 12 wks. ended 7/5/03	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3 40 wks. ended 7/3/04	Q3 YTD 40 wks. ended 7/5/03	Q3 YTD Y/Y lb. Increase	Q3 YTD % Y/Y lb. Increase
New England	1,756	1,648	108	6.6%	5,877	5,572	305	5.5%
Mid-Atlantic	1,240	1,069	171	16.0%	4,185	3,616	569	15.7%
South	643	439	204	46.5%	2,099	1,544	555	35.9%
Midwest	181	136	45	33.0%	595	462	133	28.8%
West	224	164	60	36.6%	698	571	127	22.2%
International	31	22	9	40.9%	117	83	34	41.0%
Totals	4,075	3,478	597	17.2%	13,571	11,848	1,723	14.5%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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